Exhibit 99.1

RMG Networks Signs Non-Binding LOI to Sell its Airline Media Network Business

Company to re-schedule year-end earnings release and conference call;

Management expects no changes from previously announced preliminary results

DALLAS, TX – March 19, 2015 – RMG Networks Holding Corporation (NASDAQ: RMGN), or RMG Networks, a leading provider of technology-driven visual communications solutions, announced today it has entered into discussions with certain unaffiliated third parties regarding the proposed sale of its Media business, also known as the RMG Airline Media Network. The contemplated sale does not include the RMG Office Media Network.

As a result of these discussions, RMG Networks has signed a non-binding letter of intent to sell its RMG Airline Media Network business for $5.5 million, plus the assumption of certain liabilities to an unaffiliated third party. The parties are in the process of negotiating a definitive agreement.

“This possible divestiture will allow us to strengthen our balance sheet, reduce expenses and allocate additional resources to accelerate growth in our Enterprise business,” said Robert Michelson, Chief Executive Officer and President of RMG Networks. “While our Media business is a leader in its space, its strategic sale will allow us to focus attention on our Enterprise business, which we believe provides us with more significant long-term growth opportunities. We believe the focus that this potential sale will give us, along with the other strategic and operational initiatives we are pursuing, will allow us to more quickly achieve our ultimate goal of sustainable profitability.”

Fourth Quarter and Year-End 2014 Earnings Release and Conference Call

To advance negotiations for the sale of its Media business and for other matters, the company has temporarily postponed its fourth quarter and year-end 2014 earnings release and conference call which were originally scheduled for today, Thursday, March 19, 2015 at 9 a.m. ET.

An additional announcement will be made to disclose a new date for the earnings release and conference call as soon as details are finalized, but the company expects to report its fourth quarter and year-end 2014 earnings within the guidelines set forth by the Securities and Exchange Commission. The company does not expect any changes to its previously announced preliminary financial results for its fourth quarter and full year ended December 31, 2014.

About RMG Networks

RMG Networks (NASDAQ: RMGN) helps brands and organizations communicate more effectively using location-based video networks. The company builds enterprise video networks that empower organizations to visualize critical data to better run their business. The company also connects brands with target audiences using video advertising networks comprised of over 200,000 display screens, reaching over 100 million consumers each month. RMG Networks works with over 70% of the Fortune 100. The company is headquartered in Dallas, Texas, with offices in the United States, United Kingdom, Singapore and the UAE. For more information, visit http://www.rmgnetworks.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding guidance relating to future financial performance, expected operating results, such as revenue growth, our ability to achieve profitability, our position within the markets that we serve, efforts to grow our business and the impact of litigation.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the company's ability to raise additional capital on satisfactory terms, or at all; success in retaining or recruiting, or changes required in, its management and other key personnel; the limited liquidity and trading volume of the company's securities; Reach Media Group's ("RMG") history of incurring significant net losses and limited operating history; the competitive environment in the advertising markets in which the company operates; the risk that the anticipated benefits of the combination of RMG or Symon Holdings Corporation, or of other acquisitions that the company may complete, may not be fully realized; the risk that any projections, including earnings, revenues, margins or any other financial items are not realized; changing legislation and regulatory environments; business development activities, including the company's ability to contract with, and retain, customers on attractive terms; the general volatility of the market price of the company's common stock; risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act); and general economic conditions.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

For RMG Networks Holding Corporation

Investor

Brett Maas/Rob Fink

646-536-7331/646-415-8972

ir@rmgnetworks.com

or

Media
Julie Rasco
800-827-9666
Julie.Rasco@rmgnetworks.com

Source: RMG Networks